Exhibit 14.1
KALERA PLC
CODE OF BUSINESS CONDUCT AND ETHICS
I.    Introduction
A.    Purpose
This Code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of Kalera plc (the “Company” or “we”) consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, the Company adheres to these higher standards.
This Code applies to all of our directors, officers and other employees. We refer to all officers and other employees covered by this Code as “Company employees” or simply “employees,” unless the context otherwise requires. In this Code, we refer to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, as our “principal financial officers.”
B.    Seeking Help and Information
This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Company’s General Counsel/chief legal officer or, in the absence of that individual, the Company’s Chief Financial Officer/principal financial officer (the “Compliance Officer”). The Company is in the process of establishing an Ethics Hotline that will be available 24 hours a day, 7 days a week by telephone and on a secure webpage of the Company’s website. Relevant contact details will be made available on the Company’s website and in the Company’s Whistleblower Policy as soon as the Hotline will be activated. You may remain anonymous and will not be required to reveal your identity in a telephone call to the Ethics Hotline, although providing your identity may assist the Company in addressing your questions or concerns.
C.    Reporting Violations of the Code
All employees and directors have a duty to report any known or suspected violation of this Code, including violations of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor or the Compliance Officer. The Compliance Officer will work with you and your supervisor or other appropriate persons to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the Compliance Officer directly.
You may also report known or suspected violations of the Code on the Ethics Hotline that, once activated, will be available 24 hours a day, 7 days a week, by telephone and on a secure webpage of the Company’s website. Relevant contact details will be made available on the Company’s website and in the Company’s Whistleblower Policy as soon as the Hotline will be activated. You may remain anonymous and will not be required to reveal your identity in a telephone call to the Ethics Hotline, although providing your identity may assist the Company in investigating your concern. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Compliance Officer and the Company will protect your confidentiality to the extent possible, consistent with applicable laws and the Company’s need to investigate your concern.
It is Company policy that any employee or director who violates this Code will be subject to appropriate discipline, which may include, for an employee, termination of employment or, for a director, a request that such director resign from the Board of Directors of the Company (the “Board of Directors”). This determination will be based upon the facts and circumstances of each particular situation. If you are accused of violating this Code, you will be given an opportunity to present your version of the events at issue prior to any determination of appropriate discipline. Employees and directors who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.
D.    Policy Against Retaliation
The Company prohibits retaliation against an employee or director who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee or director because the employee or director, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.
E.    Waivers of the Code
Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors and will be disclosed to the public as required by law or the rules of The Nasdaq Stock Market LLC, when applicable. Waivers of this Code for other employees may be made only by our Chief Executive Officer or Compliance Officer and will be reported to our Audit Committee.
II.    Conflicts of Interest
A.    Identifying Potential Conflicts of Interest
Employees, officers and directors must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest” and should seek to avoid even the appearance of a conflict of interest. A conflict of interest occurs when your personal interest interferes with the interests of the Company. A conflict of interest can arise whenever you, as an employee, officer or director, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.
Identifying potential conflicts of interest may not always be clear-cut. The following situations might reasonably be expected to give rise to a conflict of interest and should be identified to, and addressed by, the Compliance Officer or the Board of Directors:
•Outside Employment. An employee being employed by, serving as a director of, or providing any services to a company that the individual knows or suspects is a material customer, supplier or competitor of the Company (other than services to be provided as part of an employee’s job responsibilities for the Company).
•Improper Personal Benefits. An employee or director obtaining any material (as to him or her) personal benefits or favors because of his or her position with the

Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.
•Financial Interests. An employee having a “material interest” (ownership or otherwise) in any company that the individual knows or suspects is a material customer, supplier or competitor of the Company and using his or her position to influence a transaction with such company. Whether an employee has a “material interest” will be determined by the Compliance Officer or the Board of Directors, as applicable, in light of all of the circumstances, including consideration of the relationship of the employee to the customer, supplier or competitor, the relationship of the employee to the specific transaction and the importance of the interest to the employee having the interest.
•Loans or Other Financial Transactions. An employee or director obtaining loans or guarantees of personal obligations from, or entering into any other personal financial transaction with, any company that the individual knows or suspects is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.
•Service on Boards and Committees. An employee or director serving on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.
•Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s or director’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters, parents, in-laws and children whether such relationships are by blood or adoption.
For purposes of this Code, a company is a “material” customer if the customer has made payments to the Company in the past year in excess of $2.0 million or 20% of the Company’s gross revenues, whichever is greater. A company is a “material” supplier if the supplier has received payments from the Company in the past year in excess of $10.0 million or 5% of the supplier’s gross revenues, whichever is greater. If you are uncertain whether a particular company is a material customer or supplier, please contact the Compliance Officer for assistance.
B.    Disclosure of Conflicts of Interest
The Company requires that employees and directors disclose any situation that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a situation that could give rise to a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it in writing to your supervisor or the Compliance Officer, or if you are a director or executive officer, to the Board of Directors. The Compliance Officer or the Board of Directors, as applicable, will work with you to determine whether you have a conflict of interest and, if so, how best to address it. All transactions that could give rise to a conflict of interest involving a director, executive officer or principal financial officer must be approved by the Board of Directors, and any such approval will not be considered a waiver of this Code.

III.    Corporate Opportunities
As an employee or director of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property or information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee or director may use corporate property, information or his or her position with the Company for personal gain while employed by us or, for a director, while serving on our Board of Directors.
You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Compliance Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.
IV.    Confidential Information
Employees and directors have access to a variety of confidential information regarding the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its collaborators, customers or suppliers. Employees and directors have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees and directors should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees and directors who have a need to know such information to perform their responsibilities for the Company. An employee’s and director’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its collaborators, customers or suppliers and could result in legal liability to you and the Company.
Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Compliance Officer.
V.    Competition and Fair Dealing
All employees should endeavor to deal fairly with fellow employees and with the Company’s collaborators, licensors, customers, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice. Employees should maintain and protect any intellectual property licensed from licensors with the same care as they employ with regard to Company-developed intellectual property. Employees should also handle the nonpublic information of our collaborators, licensors, suppliers and customers responsibly and in accordance with our agreements with them, including information regarding their technology and product pipelines.
VI.    Gifts and Entertainment
The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. Gifts and entertainment, however, should not compromise, or appear to compromise, your ability to make objective and fair business decisions. In addition, it is important to note that the giving and receiving of gifts are subject to a variety of laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering the marketing of products, bribery and kickbacks. You are expected to understand and comply with all laws, rules and regulations that apply to your job position.
It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from collaborators, customers or suppliers only if the gift or entertainment is infrequent, modest, intended to further legitimate business goals, in compliance with applicable law, and provided the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports.
If you conduct business in other countries, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments. See the “Anti-Corruption Compliance and The U.S. Foreign Corrupt Practices Act” section of this Code for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions in other countries.
You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the Compliance Officer, who may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or a principal financial officer for additional guidance.
Note: Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S. government or state or local governments. If you have any questions about this policy, contact your supervisor or the Compliance Officer for additional guidance. For a more detailed discussion of special considerations applicable to dealing with the U.S., state and local governments, see “Interactions with Governments.”
VII.    Company Records
Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports, regulatory submissions and many other aspects of our business and guide our business decision-making and strategic planning. Company records include financial records, personnel records, records relating to our technology and product development, customer collaborations, manufacturing and regulatory submissions and all other records maintained in the ordinary course of our business.
All Company records must be complete, accurate and reliable in all material respects. Each employee and director must follow any formal document retention policy of the Company with respect to Company records within such employee’s or director’s control. Please contact your supervisor or the Compliance Officer to obtain a copy of any such policy or with any questions concerning any such policy.
VIII.    Protection and Use of Company Assets
Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only and not for any personal benefit or the personal benefit of anyone else. Theft, carelessness and waste have a direct impact on the Company’s financial performance. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.
Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.
IX.    Accuracy of Financial Reports and Other Public Communications
As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.
The Company’s principal financial officers and other employees working in the finance department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.
X.    Compliance with Laws and Regulations
Each employee and director has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Compliance Officer.
A.    Interactions with the Government
The Company may conduct business with the U.S. government, state and local governments and the governments of other countries. The Company is committed to conducting its business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to communications with governmental bodies that may have regulatory authority over our products and operations, such as government contracts and government transactions.
If your job responsibilities include interacting with the government, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position as well as with any applicable standard operating procedures that the Company has implemented. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your supervisor and the Compliance Officer.

In addition to the above, you must obtain approval from the Company’s Chief Executive Officer or Compliance Officer for any work activity that requires communication with any member or employee of a legislative body or with any government official or employee. Work activities covered by this policy include meetings with legislators or members of their staffs or with senior executive branch officials on behalf of the Company. Preparation, research and other background activities that are done in support of lobbying communication are also covered by this policy even if the communication ultimately is not made. If any doubt exists about whether a given work activity would be considered covered by this provision, you should seek advice immediately from your supervisor and the Compliance Officer.
B.    Political Contributions and Volunteer Activities
The Company encourages its employees and directors to participate in the political process as individuals and on their own time. However, federal and state contribution and lobbying laws severely limit the contributions the Company can make to political parties or candidates. It is Company policy that Company funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by our Chief Executive Officer or Compliance Officer. The Company will not reimburse you for personal political contributions. When you participate in non-Company political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the Company. Please contact the Compliance Officer if you have any questions about this policy.
C.    Compliance with Antitrust Laws
Antitrust laws of the United States and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business. Violations of antitrust laws may result in severe penalties against the Company and its employees, including potentially substantial fines and criminal sanctions. You are expected to maintain basic familiarity with the antitrust principles applicable to your activities, and you should consult the Compliance Officer with any questions you may have concerning compliance with these laws.
1.    Meetings with Competitors
Employees should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. As a result, if you are required to meet with a competitor for any reason, you should obtain the prior approval of an executive officer of the Company. You should try to meet with competitors in a closely monitored, controlled environment for a limited period of time. You should create and circulate agendas in advance of any such meetings, and the contents of your meeting should be fully documented.
2.    Professional Organizations and Trade Associations
Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose and are conducted in an open fashion, adhering to a proper agenda. At such meetings, you should not discuss the Company’s pricing policies or other competitive terms or any other proprietary, competitively sensitive information. You are required to notify your supervisor or the Compliance Officer prior to attending any meeting of a professional organization or trade association.

D.    Compliance with Insider Trading Laws
Consistent with the Company’s Insider Trading Policy, the Company’s employees and directors are prohibited from trading in the stock or other securities of the Company while in possession of material nonpublic information about the Company. In addition, Company employees and directors are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell the Company’s stock or other securities on the basis of material non-public information. Employees and directors who obtain material non-public information about another company in the course of their duties are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including, for an employee, termination of employment or, for a director, a request that such director resign from the Board of Directors. You are required to read carefully and observe our Insider Trading Policy, as amended from time to time. Please contact the Compliance Officer for a copy of the Insider Trading Policy or with any questions you may have about insider trading laws.
XI.    Public Communications and Regulation FD
A.    Public Communications Generally
The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (from media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. The Company has adopted a separate Policy Statement – Guidelines for Corporate Disclosure to maintain the Company’s credibility and reputation in the community, to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data.
B.    Compliance with Regulation FD
In connection with its public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for “fair disclosure”). Regulation FD provides that, when we disclose material non-public information about the Company to securities market professionals or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), we must also disclose the information to the public. “Securities market professionals” generally include analysts, institutional investors and other investment advisors.
The Company has designated certain individuals as “spokespersons” who are responsible for communicating with analysts, institutional investors and representatives of the media. Any employee or director who is not a designated spokesperson of the Company should not communicate any information about the Company to analysts, institutional investors or representatives of the media, except at the request of the Company’s designated spokespersons.
For more information on the Company’s policies and procedures regarding public communications and Regulation FD, please contact the Compliance Officer for a copy of the Company’s Policy Statement – Guidelines for Corporate Disclosure or with any questions you may have about disclosure matters.

XII.    Anti-corruption Compliance and The U.S. Foreign Corrupt Practices Act
The Company is committed to complying with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and other applicable anti-corruption laws. The FCPA prohibits the Company and its employees, directors, officers, and agents from offering, giving, or promising money or any other item of value, directly or indirectly, to win or retain business or to influence any act or decision of any government official, political party, candidate for political office, or official of a public international organization. The Company prohibits employees, directors, and officers from giving or receiving bribes, kickbacks, or other inducements to foreign officials. This prohibition also extends to payments to agents acting on the Company’s behalf if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Indirect payments include any transfer of money or other item of value to another individual or organization where the person making the transfer knows or has reason to know that some or all of that transfer is for the benefit of an individual to whom direct payments are prohibited. The use of agents for the payment of bribes, kickbacks or other inducements is expressly prohibited. Violation of the FCPA and other applicable anti-corruption laws is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including, for an employee, termination of employment or, for a director, a request that such director resign from the Board of Directors. For further guidance, please contact the Compliance Officer.
XIII.    International Trade Laws
Company employees and agents must know and comply with U.S. laws and regulations that govern international operations, as well the local laws of countries where the Company operates. The United States and many countries have laws that restrict or otherwise require licensing for the export or import of certain goods and services to other countries or to certain parties. If you are involved with importing, you need to be aware of the applicable governmental regulations and requirements, including those required by the Customs-Trade Partnership Against Terrorism (C-TPAT). A failure to comply can result in fines, penalties, imprisonment and/or a loss of import privileges. U.S. laws and regulations also impose various trade sanctions or embargoes against other countries or persons, and prohibit cooperation with certain boycotts imposed by some countries against others. The Company does not participate in prohibited boycotts.
The scope of these licensing requirements, trade sanctions, and trade embargoes may vary from country to country. They may range from specific prohibitions on trade of a given item to a total prohibition of all commercial transactions. It is important to note that the Company may not facilitate or encourage a non-domestic company to perform a transaction that it could not perform itself pursuant to sanctions laws.
Employees involved in export transactions or international operations must familiarize themselves with the list of countries against which the United States maintains comprehensive sanctions and the rules relating to exporting to or transacting with such countries, either directly or indirectly through foreign subsidiaries or other third parties. In addition, the Company must comply with counter-terrorism requirements when engaging in international trade. Due to the complexities of these international trade laws, contact the Compliance Officer before exporting or importing goods or services, or engaging in transactions with countries or persons that may be affected by economic or trade sanctions. If requested to participate in or cooperate with an international boycott that the United States does not support (e.g., the boycott of Israel sponsored by the Arab League), you may not agree to or comply with such request. Immediately report this request to the Compliance Officer.

XIV.    Environment, Health and Safety
The Company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which it does business. Company employees must comply with all applicable environmental, health and safety laws, regulations and Company standards. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Compliance Officer if you have any questions about the laws, regulations and policies that apply to you.
A.    Environment
All Company employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials.
B.    Health and Safety
The Company is committed not only to complying with all relevant health and safety laws, but also to conducting business in a manner that protects the safety of its employees. All employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their positions. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor or the Compliance Officer.
C.    Employment Practices
The Company pursues fair employment practices in every aspect of its business. The following is only intended to be a summary of certain of our employment policies and procedures. Copies of the Company’s detailed policies are available upon request. Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association and privacy. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Compliance Officer if you have any questions about the laws, regulations and policies that apply to you.
D.    Harassment and Discrimination
The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law. The Company also prohibits harassment based on these characteristics in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive or racially degrading objects or pictures.

If you have any complaints about discrimination or harassment, report such conduct to your supervisor. All complaints will be treated with sensitivity and discretion. Your supervisor and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment. The Company strictly prohibits retaliation against an employee who, in good faith, files a complaint.
Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the relevant human resources personnel immediately.
E.    Alcohol and Drugs
The Company is committed to maintaining a drug-free work place. All Company employees must comply strictly with Company policies regarding the abuse of alcohol and the possession, sale and use of illegal drugs (for the purpose of this Code, “illegal drugs” includes marijuana). Drinking alcoholic beverages is prohibited while on duty or on the premises of the Company, except at specified Company-sanctioned events or as otherwise authorized by management. Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of the Company. Likewise, you are prohibited from reporting for work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol or any illegal drug or controlled substance.
F.    Violence Prevention and Weapons
The safety and security of Company employees is vitally important. The Company will not tolerate violence or threats of violence in, or related to, the workplace. If you experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on the Company’s property or affects the Company’s business you must immediately report the situation to your supervisor or the relevant human resources personnel.
The Company does not permit any individual to have weapons of any kind on Company property or in vehicles, while on the job or off-site while on Company business. This is true even if you have obtained legal permits to carry weapons. The only exception to this policy applies to security personnel who are specifically authorized by Company management to carry weapons.
G.    Personal Conduct and Social Media
Company employees should take care when presenting themselves in public settings, as well as online and in web-based forums or networking sites. Each Company employee is encouraged to conduct himself or herself in a responsible, respectful, and honest manner at all times. The Company understands that employees may wish to create and maintain a personal presence online using various forms of social media. However, in so doing employees should, if posting about any topic relating to the Company or the Company’s industry, include a disclaimer that the views expressed therein reflect the employee’s personal opinion and do not necessarily reflect the views of the Company. Company employees should be aware that that even after a posting is deleted, certain technology may still make that content available to readers.
Company employees are prohibited from using or disclosing confidential, proprietary, sensitive or trade secret information of the Company, its partners, vendors, consultants or other third parties with which the Company does business. Harassment of others will also not be tolerated. A Company employee may not provide any content to Company social media sites that may be construed as political lobbying or solicitation of contributions, or use the sites to link to any sites sponsored by or endorsing political candidates or parties, or to discuss political campaigns, political issues or positions on any legislation or law.
XV.    Conclusion
This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Compliance Officer. The Company expects all of its employees and directors to adhere to these standards.
This Code, as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.
This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. The Company reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.
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Effective Date: June 28, 2022